EXHIBIT 99.2



                                               News Release


For more information, contact:
         Larry L. Solomon, SBC Communications, 210-351-3990
         Kevin Moore, SNET, 203-771-2136


NOTE FOR NEWS MEDIA: All press materials & photos may be accessed at http://www.sbc.com/Media/ (Note: this is a case-sensitive address) CONFERENCE CALL FOR MEDIA: A 10 a.m. (EST), Monday, January 5, conference call has been set. Call in number is 800-841-9385


                     SOUTHERN NEW ENGLAND TELECOMMUNICATIONS
                        TO MERGE WITH SBC COMMUNICATIONS

         SAN ANTONIO, Texas, January 5, 1998 -- SBC Communications Inc. (NYSE:SBC) today announced the execution of a definitive agreement to merge with Southern New England Telecommunications Corp. (NYSE:SNG) in a move expected to strengthen the company's competitive edge in the dynamic telecommunications market.

         The $4.4 billion transaction will combine companies with complementary wireless businesses and strong local telephone company operations. Southern New England Telecommunications (SNET) provides a range of telecommunications services including traditional wireline, wireless, long distance, Internet and data in Connecticut, in addition to wireless service in Rhode Island and western Massachusetts. SBC provides wireless service in the Northeast markets of Boston, upstate New York and Washington, D.C./Baltimore.

         "This merger reflects the confidence we have in the growth prospects of our companies' wireless and wireline businesses. Our combination will be good for the customers, shareowners and employees of both companies," said Edward E. Whitacre, Jr., SBC chairman and CEO. "SNET is an excellent telecommunications company with an outstanding management team. We share a similar commitment to providing high-quality, one-stop telecommunications service, and this merger strengthens our ability to compete successfully."

         Whitacre said SNET will benefit from SBC's financial resources and wireless and marketing expertise, while SBC will benefit from SNET's valuable experience in providing long distance services. In the latest J.D. Power national customer



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satisfaction survey, SNET was ranked the number one long-distance company in
America among mainstream users.

         The transaction, which is subject to regulatory approvals and approval by SNET's shareholders, involves a merger of a wholly owned subsidiary of SBC into SNET. Holders of SNET common stock at the effective time of the merger would received 0.8784 of a share of SBC common stock for each share of SNET common stock in a tax-free exchange. Based on SBC's closing stock price on Jan. 2, 1998, of $74.9375 per share, this represents a value of approximately $65.83 for each SNET share. For example, an SNET shareowner holding 1,000 shares of stock would receive 878.4 shares of SBC stock. The transaction will be accounted for as a pooling of interests.

         SNET's operating headquarters will continue to be in New Haven, Conn., and it will continue to operate under the SNET name.

         "We've worked hard to bring advanced telecommunications products and services to the people of Connecticut for more than a century, and we're thrilled to become part of a company which shares our values and commitment to our customers, employees, shareowners and communities," said Daniel J. Miglio, SNET's chairman and chief executive officer. "Customer satisfaction, a strong market presence and innovative services will be even more critical to our success as the industry continues to change. Joining SBC will assure our ability to best meet Connecticut's needs into the 21st century and beyond."

         "We'll continue SNET's commitment to the people of Connecticut and its traditionally strong support of community activities, education, economic, economic development and quality of life," Whitacre said.

         The companies hope to complete the transaction by the end of 1998. It must be approved by the Connecticut Department of Public Utilities Control and the Federal Communications Commission, and will require filing with the United States Department of Justice. The two companies are not competitors in the local exchange or wireless markets. Upon completion of the merger, SBC will serve over
34.7 million access lines in high-growth areas and have access to more than 92.6 million potential wireless customers across the country.

         SNET is the leading information, communications and entertainment company in Connecticut, offering a full range of wireless products including SNET All Distance service as well as wireless voice and data services, Internet access and cable TV. The company is building I-SNET, a statewide broadband information superhighway.

         SBC Communications Inc. is a global leader in the telecommunications industry, with more than 32 million access lines and over 5 million wireless customers across the United States, as well as investments in telecommunications businesses in 10 countries. Under the Southwestern Bell, Pacific Bell, Nevada Bell and Cellular One brands, SBC, through its subsidiaries, offers a wide range of innovative services, including local and long-distance telephone service, wireless communications, paging, Internet access, and messaging, as well as telecommunications equipment, and directory advertising and publishing. SBC (www.sbc.com) has more than 116,000 employees and reported 1996 revenues of $23.5 billion. SBC's equity market value of $67.3 billion (as of December 31, 1997) ranks it as one of the largest telecommunications companies in the world.

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